UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 1, 2011

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 4300 Houston, TX 77002
(Address of principal executive office and Zip Code)

(713) 584-1000
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2011, Targa Resources Corp. (the “Company”), announced that the board of directors (the “Board”) of the Company, appointed Rene R. Joyce, age 63, Executive Chairman of the Board, effective January 1, 2012. Prior to his appointment as Executive Chairman of the Board, Mr. Joyce served as Chief Executive Officer of the Company and as a member of the Board. Mr. Joyce will continue to serve as a member of the Board, which he joined in 2005.

On December 1, 2011, the Company also announced that the Board appointed Joe Bob Perkins, age 51, Chief Executive Officer of the Company effective January 1, 2012. Prior to his appointment as Chief Executive Officer, Mr. Perkins served as President of the Company. Mr. Perkins was also elected as member of the Board effective January 1, 2012.

On December 1, 2011, the Company also announced that the Board appointed Michael A. Heim, age 63, President of the Company effective January 1, 2012. Mr. Heim will also continue to serve as Chief Operating Officer of the Company. Prior to his appointment as President, Mr. Heim served as Executive Vice President and Chief Operating Officer of the Company.

On December 1, 2011, the Company also announced that the Board appointed James W. Whalen, age 70, Advisor to Chairman and CEO of the Company, effective January 1, 2012. Prior to his appointment as Advisor to Chairman and CEO, Mr. Whalen served as Executive Chairman of the Board. Mr. Whalen will continue to serve as a member of the Board, which he joined in 2005.

The Company is not aware of any arrangements or understandings between Messrs. Joyce, Perkins, Heim or Whalen and any other person pursuant to which they were selected to their new positions with the Company. The Company is not aware of any transaction in which Messrs. Joyce, Perkins, Heim or Whalen has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES CORP.

Dated: December 2, 2011	By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Senior Vice President, Chief Financial Officer and Treasurer